UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  September 29, 2008

KEMET Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-20289	57-0923789
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2835 KEMET Way, Simpsonville, SC	29681
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (864) 963-6300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On September 29, 2008, KEMET Corporation (the “Company”) entered into a new medium-term credit facility in the principal amount of EUR 60.0 million (“Facility A”) and received a commitment for a EUR 35.0 million credit facility (“Facility B”) with UniCredit Corporate Banking S.p.A., formerly UniCredit Banca d’Impresa S.p.A. (“UniCredit”), a financial institution headquartered in Italy and part of the Milan-based UniCredit Group.  These two facilities replace a EUR 95.0 million credit facility with UniCredit that the Company previously announced on July 30, 2008.

Under the terms of Facility A, KEMET will repay the principal amount in nine equal, semi-annual installments during the four and one-half year term with the first payment due in April 2009. The credit facility will be priced at EURIBOR plus 1.7 percent, and will be secured with land and real estate in Italy, certain accounts receivable in Europe, and a pledge of the shares of Arcotronics Italia S.p.A. and Arcotronics Industries S.r.l., two of KEMET’s subsidiaries in Italy.  Facility B will be a factoring arrangement priced at EURIBOR plus 1.7 percent with repayment at maturity in December 2013.  The use of proceeds from the new credit facilities will be to refinance two existing short-term credit facilities with UniCredit totaling EUR 96.8 million and currently scheduled to mature in December 2008 and April 2009.

Closing on Facility A is expected to occur in mid-October, 2008.  Closing on Facility B is expected to occur as soon as factoring mechanisms are put in place, but in any event no later than April 2009.

A copy of the press release announcing the new credit facility is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated September 29, 2008.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 30, 2008

KEMET Corporation

By:	/s/ WILLIAM M. LOWE, JR.
Name:	William M. Lowe, Jr.
Executive Vice President and
Chief Financial Officer